Exhibit 99.1

ONCOCYTE REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

Conference Call on Wednesday, May 15, 2024 at 1:30 p.m. PT / 4:30 p.m. ET

IRVINE, Calif., May 15, 2024 (GLOBE NEWSWIRE) -- Oncocyte Corporation (Nasdaq: OCX), a precision diagnostics company, today reported financial results for the quarter ended March 31, 2024.

Recent Highlights

●	Announced global commercialization partnership with Bio-Rad Laboratories, Inc.
●	On track to ship research use only (RUO) GraftAssureTM transplant monitoring test kits to initial customers in Asia, the U.S., and the EU in 2Q 2024. IVD kits are under development for FDA submission.
●	Raised $15.8 million in gross proceeds from equity private placement; as part of the financing, Bio-Rad purchased 8.99% of Oncocyte; new and existing investors invested as well.
●	Reduced cash burn to $3.9 million, reflecting capital-efficient business model.

“In the first quarter of 2024, Oncocyte made significant progress toward commercializing its innovative blood-based diagnostic tests. That progress was bolstered by a $15.8 million equity private placement and a global strategic partnership with Bio-Rad Laboratories,” said Josh Riggs, Oncocyte’s CEO. “We believe that the collaboration with Bio-Rad is pivotal for the upcoming launch of our GraftAssure RUO transplant rejection diagnostic test kit and central to our mission of developing and providing accessible point of care diagnostics and continuous innovation in transplant rejection monitoring.”

“The Bio-Rad partnership validates the efficacy and market opportunity of our proprietary assays and enables us to rapidly enter the growing transplant monitoring market at key academic centers with GraftAssure RUO. It also lays the groundwork for broader commercial expansion. Together with Bio-Rad, we are developing regulated products including VitaGraft TM Kidney IVD, and preparing for clinical adoption. Additionally, our technology has been selected to support multiple Phase 2 clinical studies by pharmaceutical companies that are developing therapeutics to treat and manage anti-body mediated rejection. These therapeutic studies may unlock valuable new commercial applications.”

“Building on the momentum of these achievements, we are preparing to ship to several initial commercial customers in the U.S., the EU, and Asia in Q2. We are encouraged by prospective customers’ positive response to GraftAssure’s superior affordability, turn-around-time, and ease of use. We are well-positioned to achieve numerous critical commercial and regulatory milestones throughout 2024 and into 2025. We also are continuing to advance the development of our oncology diagnostics pipeline products, DetermaIO and DetermaCNI. Lastly, in Q1 2024, our cash burn stayed low at $3.9 million , reflecting our cost-control measures and financial discipline. We continue to meet our goal of maintaining a low average quarterly burn rate below $5 million.”

2024 First Quarter Financial Results

Net revenue for the three months ended March 31, 2024 was $176,000, a decrease of 41% compared to the same period in 2023, due to decreased revenue from our Pharma Services business.

Total cost of revenues for the three months ended March 31, 2024 was $274,000, a decrease of 5% compared to the same period in 2023. Total cost of revenues included $252,000 from the cost of diagnostic tests and testing services we performed for Pharma Services customers, with the remaining cost from noncash amortization expense.

Research and development expense for the three months ended March 31, 2024 was $2.2 million, an increase of 2% compared to the same period in 2023. The increase was driven by continued focused investment in developing kitted versions of  assays including DetermaIOTM, VitaGraft™ and DetermaCNITM.

Sales and marketing expense for the three months ended March 31, 2024 was $846,000, an increase of 22% compared to the same period in 2023. The increase was primarily driven by a continued ramp in sales, marketing and commercialization activities related to the commercial launch of GraftAssure.

General and administrative expense for the three months ended March 31, 2024 was $2.7 million, a decrease of 22% compared to the same period in 2023. The decrease was primarily due to decreased stock-based compensation, personnel expenses, professional fees, and facilities and insurance expenses.

Loss from operations for the three months ended March 31, 2024 was $9.3 million, compared to income from operations of $5.9 million during the same period in 2023. The increased loss from operations was primarily due to the unrealized noncash change in fair value of contingent consideration. The 2024 loss from operations included a loss of $3.3 million from the change in fair value of contingent consideration, compared to a gain of $18.3 million in 2023. Excluding the change in fair value of contingent consideration, the 2024 loss from operations decreased 52% compared to 2023.

For Oncocyte’s complete financial results for the first quarter ended March 31, 2024, see the Company’s quarterly Form 10-Q to be filed with the Securities and Exchange Commission on May 15, 2024.

Webcast and Conference Call Information

Oncocyte will host a conference call to discuss first quarter 2024 financial results after market close on Wednesday, May 15, 2024 at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. The conference call may be accessed live via telephone by dialing toll free (800) 715-9871 for both domestic and international callers. Once dialed in, ask to be joined to the Oncocyte Corporation call. The live webcast of the call may be accessed by visiting the “Events & Presentation” section of the Company’s website at https://investors.oncocyte.com.

About Oncocyte

Oncocyte is a precision diagnostics company. The Company’s tests are designed to help provide clarity and confidence to physicians and their patients. VitaGraft™ is a clinical blood-based solid organ transplantation monitoring test. GraftAssure™ is a research use only (RUO) blood-based solid organ transplantation monitoring test. DetermaIO™ is a gene expression test that assesses the tumor microenvironment to predict response to immunotherapies. DetermaCNI™ is a blood-based monitoring tool for monitoring therapeutic efficacy in cancer patients. For more information about Oncocyte, please visit https://oncocyte.com/. More information about our products, please visit the following web pages:

VitaGraft Kidney™ - https://oncocyte.com/vitagraft-kidney/

VitaGraft Liver™ - https://oncocyte.com/vitagraft-liver/

GraftAssure™ - https://oncocyte.com/graftassure/

DetermaIO™ - https://oncocyte.com/determa-io/

DetermaCNI™ - https://oncocyte.com/determa-cni/

VitaGraft™, GraftAssure™, DetermaIO™, and DetermaCNI™ are trademarks of Oncocyte Corporation.

Forward-Looking Statements

Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” “may,” and similar expressions) are forward-looking statements. These statements include those pertaining to, among other things, the anticipated launch of the Company’s GraftAssure RUO transplant rejection diagnostic test and the Company’s rapid entry into the transplant monitoring market at key academic centers, the expectation that the Company and Bio-Rad will successfully develop regulated products, including VitaGraft Kidney IVD, the Company’s high-margin and low-complexity business model, anticipated shipments to commercial customers in Q2, the belief that the Company is well positioned to meet numerous critical commercial and regulatory milestones throughout 2024 and into 2025, and other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of diagnostic tests or products, uncertainty in the results of clinical trials or regulatory approvals, the capacity of Oncocyte’s third-party supplied blood sample analytic system to provide consistent and precise analytic results on a commercial scale, potential interruptions to supply chains, the need and ability to obtain future capital, maintenance of intellectual property rights in all applicable jurisdictions, obligations to third parties with respect to licensed or acquired technology and products, the need to obtain third party reimbursement for patients’ use of any diagnostic tests. Oncocyte or its subsidiaries commercialize in applicable jurisdictions, and risks inherent in strategic transactions such as the potential failure to realize anticipated benefits, legal, regulatory or political changes in the applicable jurisdictions, accounting and quality controls, potential greater than estimated allocations of resources to develop and commercialize technologies, or potential failure to maintain any laboratory accreditation or certification. Actual results may differ materially from the results anticipated in these forward-looking statements and accordingly such statements should be evaluated together with the many uncertainties that affect the business of Oncocyte, particularly those mentioned in the “Risk Factors” and other cautionary statements found in Oncocyte’s Securities and Exchange Commission (SEC) filings, which are available from the SEC’s website. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Oncocyte undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

CONTACT:

Jeff Ramson

PCG Advisory

(646) 863-6893

jramson@pcgadvisory.com

- Tables Follow -

ONCOCYTE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	March 31,	December 31,
	2024	2023
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,578	$9,432
Accounts receivable, net of allowance for credit losses of $2 and $5, respectively	161	484
Prepaid expenses and other current assets	735	643
Assets held for sale	61	139
Total current assets	6,535	10,698

NONCURRENT ASSETS
Right-of-use and financing lease assets, net	2,199	1,637
Machinery and equipment, net, and construction in progress	3,528	3,799
Intangible assets, net	56,573	56,595
Restricted cash	1,700	1,700
Other noncurrent assets	438	463
TOTAL ASSETS	$70,973	$74,892

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$908	$953
Accrued compensation	2,427	1,649
Accrued royalties	1,116	1,116
Accrued expenses and other current liabilities	741	452
Accrued severance from acquisition	2,314	2,314
Right-of-use liabilities, current	821	665
Current liabilities of discontinued operations	-	45
Total current liabilities	8,327	7,194

NONCURRENT LIABILITIES
Right-of-use liabilities, noncurrent	2,514	2,204
Contingent consideration liabilities	43,212	39,900

TOTAL LIABILITIES	54,053	49,298

Commitments and contingencies

Series A Redeemable Convertible Preferred Stock, no par value; stated value $1,000 per share; 5 shares issued and outstanding at March 31, 2024 and December 31, 2023; aggregate liquidation preference of $5,376 and $5,296 as of March 31, 2024 and December 31, 2023, respectively	5,332	5,126

SHAREHOLDERS’ EQUITY
Preferred stock, no par value, 5,000 shares authorized; no shares issued and outstanding	-	-
Common stock, no par value, 230,000 shares authorized; 8,273 and 8,261 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	310,553	310,295
Accumulated other comprehensive income	40	49
Accumulated deficit	(299,005)	(289,876)
Total shareholders’ equity	11,588	20,468
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$70,973	$74,892

ONCOCYTE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2024	2023

Net revenue	$176	$297

Cost of revenues	252	265
Cost of revenues – amortization of acquired intangibles	22	22
Gross (loss) profit	(98)	10

Operating expenses:
Research and development	2,169	2,127
Sales and marketing	846	695
General and administrative	2,673	3,412
Change in fair value of contingent consideration	3,312	(18,307)
Impairment loss	-	4,950
Impairment loss on held for sale assets	169	1,283
Total operating expenses (credits)	9,169	(5,840)

(Loss) income from operations	(9,267)	5,850

Other (expenses) income:
Interest expense	(15)	(11)
Unrealized gain on marketable equity securities	-	121
Other income (expenses), net	153	(1)
Total other income	138	109

(Loss) income before income taxes	(9,129)	5,959

Income taxes	-	-

(Loss) income from continuing operations	(9,129)	5,959
Loss from discontinued operations	-	(2,926)

Net (loss) income	$(9,129)	$3,033

Net (loss) income per share:
Net (loss) income from continuing operations - basic and diluted	$(9,335)	$4,899
Net loss from discontinued operations - basic and diluted	$-	$(2,502)
Net (loss) income attributable to common stockholders - basic and diluted	$(9,335)	$2,397

Net (loss) income from continuing operations per share - basic and diluted	$(1.13)	$0.82
Net loss from discontinued operations per share - basic and diluted	$-	$(0.42)
Net (loss) income attributable to common stockholders per share - basic and diluted	$(1.13)	$0.40

Weighted average shares outstanding - basic	8,264	5,958
Weighted average shares outstanding - diluted	8,264	5,963

Oncocyte Corporation

Reconciliation of Non-GAAP Financial Measure

Consolidated Adjusted Loss from Operations

Note: In addition to financial results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release also includes a non-GAAP financial measure (as defined under SEC Regulation G). We believe the adjusted amounts are more representative of our ongoing performance. The following is a reconciliation of the non-GAAP measure to the most directly comparable GAAP measure:

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
	(unaudited)	(unaudited)	(unaudited)

Consolidated GAAP (loss) income from operations	$(9,267)	$(16,179)	$5,850
Stock-based compensation	418	484	816
Severance charge	-	2	14
Depreciation and amortization expense	335	325	472
Change in fair value of contingent consideration	3,312	11,185	(18,307)
Impairment losses	-	(4)	4,950
Impairment loss on held for sale assets	169	-	1,283
Consolidated Non-GAAP loss from operations, as adjusted	$(5,033)	$(4,187)	$(4,922)